Exhibit 10.1

Form of Retention Bonus Award Agreement

[Date]

Re: Retention Bonus Award

Dear [    ]:

We are pleased to inform you that the Company has determined that you are eligible to receive a cash bonus in accordance with the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Bonus. Subject to the terms of this Agreement, you shall be eligible to receive a cash retention bonus in the total amount of $[Total Amount] (the “Bonus”), which shall be paid on December 29, 2025, subject to your continuous employment until the applicable payment date.

2. Retention Period. You agree to remain employed with the Company for a period (the “Retention Period”) from the date of this Agreement through December 23, 2026. If your employment terminates by you for Good Reason or by the Company without Cause prior to the end of the Retention Period, you will be entitled to retain the Bonus, subject to your timely execution and non-revocation of a general release of claims in a form prescribed by the Company. “Cause” and “Good Reason” means the definition as used in the Company’s Severance Benefit Agreement. A termination shall not be deemed for Cause if, for example, the termination results from the Company’s determination that your position is redundant or unnecessary or that your performance is unsatisfactory for reasons not otherwise specified above.

3. Clawback. Notwithstanding any other provision herein, if you voluntarily terminate your employment other than for Good Reason or if your employment is terminated for Cause, in either case, (i) prior to or on May 29, 2026, you shall repay 100% of the Bonus (on a gross basis) within thirty (30) days following such termination or (ii) after May 29, 2026 but prior to or on December 23, 2026, you shall repay 50% of the Bonus (on a gross basis) within thirty (30) days following such termination.

4. Change in Control. In the event of a Change in Control occurring prior to or on December 23, 2026, you will be entitled to retain the Bonus and the clawback provisions set forth in Section 3 hereof shall terminate and shall be of no further force or effect. “Change in Control” means the definition used in the Company’s Flexible Stock Plan (as amended and restated).

5. Death or Disability. If your employment terminates during the Retention Period due to death or Disability, you will be entitled to retain a pro-rated portion of the Bonus (based on the number of days worked during the Retention Period), and you shall repay to the Company the portion of the Bonus (on a gross basis) previously paid to you that exceeds such pro-rata portion. “Disability” means the inability to substantially perform your duties and responsibilities by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than one year.

6. Restrictive Covenants.

a.

You agree and acknowledge that as consideration for the Bonus, your right to receive and retain the Bonus is subject to and conditioned upon your compliance with the restrictive covenants (including without limitation any confidentiality, non-solicitation and non-competition covenants) set forth below and any employment, equity, severance or other similar agreement between you and the Company and/or any of its subsidiaries or affiliates.

b.

For two years after the termination date, you shall not directly or indirectly (i) engage in any Competitive Activity, (ii) solicit orders from or seek or propose to do business with any customer of the Company or its subsidiaries or affiliates (collectively, the “Companies”) relating to any Competitive Activity, or (iii) influence or attempt to influence any employee, representative or advisor of the Companies to terminate his or her employment or relationship with the Companies. “Competitive Activity” means any manufacture, sale, distribution, engineering, design, promotion or other activity that competes with any business of the Companies in which you were involved as an employee, consultant or agent.

7. Withholding. The Company or one of its subsidiaries or affiliates may withhold from any amount payable under this Agreement such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation.

8. Best Pay Cap. Section 3.8 of your Severance Benefit Agreement with the Company is incorporated by reference, mutatis mutandis, herein.

9. Section 409A. Notwithstanding anything to the contrary herein, no portion of the Bonus will be paid during the six-month period following your “separation from service” (within the meaning of Section 409A of the Code) if the Company reasonably determines that paying such amounts at the time or times indicated herein would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), you will be paid a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest). Your right to receive a series of installment payments under this Agreement shall be treated as a right to receive a series of separate payments.

10. At-Will Employment. Nothing contained in this Agreement will (i) confer upon you any right to continue your employment relationship with the Company or its subsidiaries or affiliates, (ii) constitute any contract or agreement of employment with the Company or its subsidiaries or affiliates, or (iii) interfere in any way with the rights of the Company or its subsidiaries or affiliates to terminate your employment relationship at any time, for any reason, with or without Cause.

11. Entire Agreement. This Agreement constitutes the entire and complete agreement between you and the Company and its subsidiaries and affiliates with respect to the subject matter hereof and supersedes any and all other agreement or arrangements, whether oral or written, between you and the Company or its subsidiaries or affiliates (or any predecessor or representative (including officer, shareholder or director) thereof) with respect to the subject matter hereof.

12. Governing Law. This Agreement will be administered, interpreted and enforced under the laws of the State of Missouri without regard to the conflicts of law principles thereof.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing and dating the space provided on the next page for your signature. Please retain one fully-executed original for your files.

Sincerely,

Leggett & Platt, Incorporated

By:
Name:
Title:

I acknowledge that I have carefully read this Agreement. I accept the provisions, terms, conditions and obligations contained herein.

Accepted, Acknowledged and Agreed,

this __ day of December, 2025.

By:
Name:

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